UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 1, 2016

EMERGENT CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	5355 Town Center Road, Suite 701 Boca Raton, Florida	33486
	(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (561) 995-4200
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On August 1, 2016, Emergent Capital, Inc. (the “Company”) announced that it has initiated a formal process to explore strategic alternatives in response to receiving a number of unsolicited inquiries from several interested parties. The Company’s Board of Directors has formed a special committee whose mandate is to review and consider strategic alternatives and to make recommendations to the full Board of Directors. Some of the possible strategic alternatives the special committee may consider are a sale of the Company, a merger or other business combination, a sale of all or a material portion of the Company’s assets, a joint venture, and a recapitalization. In addition, FBR Capital Markets & Co. has been engaged as financial advisor to the Company.

The Company has not set a definitive schedule to complete its review of strategic alternatives. The Company does not intend to provide any further updates until such time as it has entered into a definitive agreement with respect to a transaction or strategic alternative. There is no assurance that this process will result in a transaction or if a transaction is undertaken as to its terms or timing. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

99.1	Press release issued August 1, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
August 1, 2016

EMERGENT CAPITAL, INC.
(Registrant)

By:	/s/ Christopher O'Reilly
Christopher O'Reilly
General Counsel and Secretary